Exhibit 99.2

Recent Transactions

Reporting Person	Security	Transaction	Date	No. Shares	Price Per Share
BBH*	Class S Units of Beneficial Interest	Purchase	8/13/2026	100,806.45	$11.16
* On behalf of Client Accounts